EXHIBIT 99.1

Valor Communications Group Announces Resignation of Chief Financial Officer; Vice President and Controller Named Interim Principal Financial Officer

IRVING, Texas, March 7 /PRNewswire-FirstCall/ — Valor Communications Group, Inc. (NYSE: VCG) today announced Chief Financial Officer John A. Butler has resigned from the Company to pursue an opportunity with Clearwire, a wireless broadband company led by Craig McCaw. Mr. Butler has been with Valor since March 2000.

“John has made a significant contribution to the management of this company during the past five years,” said John (Jack) J. Mueller, president and chief executive officer. “Although we were surprised and disappointed by John’s decision, we wish him the best as he moves on to pursue other career opportunities.”

Valor intends to retain an executive recruitment firm and will immediately initiate a search for a replacement for Mr. Butler that will consider both internal and external candidates. Mr. Butler will remain with Valor through March 31, 2005, to complete his transition and conclude the preparation of the Company’s 10-K filing.

Randal S. Dumas, vice president and controller, will assume interim responsibilities as the Company’s Principal Financial Officer effective April 1, 2005. In addition, Mr. Dumas will also assume the role of Principal Accounting Officer, a transition of responsibility that was planned and underway prior to the announcement by Mr. Butler.

About Valor Communications Group

Valor Communications Group is one of the largest providers of telecommunications services in rural communities in the southwestern United States. The company offers to residential, business and government customers a wide range of telecommunications services, including: local exchange telephone services, which covers basic dial-tone service as well as enhanced services, such as caller identification, voicemail and call waiting; long distance services; and data services, such as providing digital subscriber lines. Valor Communications Group is headquartered in Irving, Texas. For more information, visit http://www.valortelecom.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this memorandum regarding Valor Communications Group’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements, see “Risk Factors” in the prospectus dated February 8, 2005, relating to the Company’s initial public offering of common stock.

SOURCE Valor Communications Group

CONTACT: investor relations, Keith Terreri, 1-972-373-1296, or fax, 1-972-373-1150, or investorrelations@valortelecom.com , or media, Cynthia T. Cruz, 1-972-373-1134, or fax, 1-469-420-2540, or ccruz@valortelecom.com , both of Valor Communications Group